Exhibit 99.1

NEWS RELEASE

CSL04003	02/05/04

(CSL)   Carlisle Companies Reports a 26% Increase in Fourth Quarter Earnings

CHARLOTTE, NORTH CAROLINA, February 5, 2004…Carlisle Companies Incorporated (NYSE:CSL) reported net earnings of $18.7 million, or $0.60 per share (diluted) on record fourth quarter sales of $529 million, a 14% increase over fourth quarter 2002 net sales of $464 million.  Net earnings were 26% above the fourth quarter 2002 net earnings of $14.9 million or $0.48 per share (diluted).

Record net sales of $2.11 billion in 2003 were 7% above 2002 net sales of $1.97 billion.  Net earnings in 2003 of $88.9 million or $2.88 per share (diluted) were 23% above $72.4 million or $2.37 per share (diluted) in 2002, before the impact of a change in accounting principle required under SFAS 142.  The implementation of SFAS 142 in 2002 resulted in a $43.8 million (net of income tax) reduction in the carrying value of goodwill and a charge to net earnings of $1.43 per share (diluted).  After the change in accounting principle, which was effective January 1, 2002, net earnings were $28.6 million or $0.94 per share in 2002.

Net earnings in 2003 included a $0.19 per share (diluted) charge related to plant closure and severance costs and a favorable $0.09 per share (diluted) reduction in the income tax rate from 34.5% in 2002 to 32.5% in 2003.

Richmond McKinnish, Carlisle’s President and CEO said, “We are satisfied with our overall performance in the fourth quarter and for the full year 2003.  We plan to continue our cost reduction efforts in the coming year and will incur additional expenses related to those efforts.  Assuming modest growth in the markets served by Carlisle, we expect net earnings in 2004 to be in the range of $3.25 to $3.40 per share, including plant closure and severance costs estimated at $0.10 to $0.20 per share.”

Fourth Quarter Highlights

Industrial Components net sales in the fourth quarter 2003 of $140 million were 5% above the fourth quarter 2002 net sales of $133 million.  Fourth quarter 2003 earnings before interest and income taxes (“EBIT”) of $7.8 million were 5% above the $7.4 million in the fourth quarter 2002.  Sales of $631 million in 2003 were 1% above $622 million in 2002, and segment EBIT of $58.1 million was 7% above $54.2 million recorded in 2002.  The growth in net sales was partially offset by the divestiture of Carlisle Power Transmission’s European business in December 2002, which generated net sales of $8.7 million in the fourth quarter and $33.3 million for the full year 2002.  Organic sales growth of 14% in the fourth quarter and 7% for the full year 2003 at Carlisle Tire & Wheel Company was due to increased sales of consumer outdoor power equipment and ATV tires.  Carlisle Tire & Wheel also accounted for most of the earnings improvement in this segment in 2003, which was partially offset by $0.7 million of severance costs at Carlisle Power Transmission.

Construction Materials net sales of $152 million in the fourth quarter were 19% above the fourth quarter 2002 net sales of $128 million.  Fourth quarter 2003 EBIT of $20.0 million was 11% above the fourth quarter 2002 EBIT of $18.0 million.  Net sales of $579 million in 2003 were 19% above $488 million recorded in 2002.  Organic sales growth of 18% in the fourth quarter and 13% for the full year 2003 was primarily the result of increased sales of domestic roofing products (TPO and EPDM membrane) and residential roofing tile products.  Acquisitions accounted for 31% of the $91 million growth in net sales in 2003.  EBIT in 2003 of $77.2 million was 16% above 2002 EBIT of $66.4 million, primarily due to increased sales volume.

Automotive Components net sales of $51 million in the fourth quarter 2003 were slightly below the fourth quarter 2002 of $52 million.  Net sales of $209 million in 2003 were 11% below net sales of $236 million in 2002.  The decline in net sales is the result of lower North American vehicle production at Carlisle Engineered Products’ major automotive customers, the loss of bumper component business due to customer design changes, and selling price reductions.  Segment EBIT of $0.7 million in the fourth quarter and $4.2 million for the full year 2003 were below the fourth quarter 2002 of $1.7 million and the full year 2002 of $12.5 million.  Plant closure and severance costs associated with the closure of Carlisle Engineered Products’ Bundy Park plant accounted for the decline in the fourth quarter EBIT, with the full year impact resulting in a $3.6 million charge to earnings.  The remaining decline in current year results was due to lower sales and reduced production levels.

Fourth quarter net sales of $30 million in the Specialty Products segment were 7% above $28 million in the fourth quarter 2002.  Segment EBIT of $1.8 million in the fourth quarter 2003 compares to a $1.4 million loss recorded in the fourth quarter 2002.  The negative EBIT in the fourth quarter 2002 was the result of reduced production volume to bring inventories in line with demand, and relocation and start-up expenses to realign production at several plants.  Net sales in 2003 of $129 million were 6% above 2002 net sales of $122 million.  Higher sales of on-highway products account for most of the 2003 improvement.  2003 EBIT of $4.2 million compares to a $1.8 million EBIT loss in 2002.  The 2002 results were impacted by weak product demand, a pension curtailment charge and other shutdown and relocation expenses incurred at the Carlisle Motion Control operation.  Current year results include plant closure and severance expenses of $0.6 million, and the start-up of new production facilities at Carlisle Motion Control.

Transportation Products net sales of $29 million were 7% above fourth quarter 2002 net sales of $27 million.  Fourth quarter 2003 EBIT of $1.1 million was below $1.4 million in the fourth quarter 2002.  Net sales of $121 million in 2003 were slightly above 2002 net sales of $120 million.  The improvement in net sales was the result of higher shipments of specialized trailers sold to the electric-generation market, live-bottom trailer sales to the agricultural market, and sales of steel dump units.  Partially offsetting these increases were lower sales of OEM pavers and van-chassis units.  Segment EBIT in 2003 of $5.7 million was 5% below 2002 EBIT of $6.0 million, and was the result of competitive pricing pressures and sales mix.

General Industry net sales of $127 million in the fourth quarter were 32% above $96 million in the fourth quarter 2002, with EBIT of $4.4 million, 29% above the fourth quarter 2002 EBIT of $3.4 million.  Most of the improvement in sales and EBIT was generated at Carlisle Process Systems in both their cheese and powder businesses as dairy and food processors increased purchases of capital equipment.  Full year 2003 net sales of $438 million were 14% above $384 million recorded in 2002.  EBIT of $16.5 million in 2003 was 47% higher than 2002 EBIT of $11.2 million.  Carlisle Process Systems, Carlisle Walker, and Carlisle FoodService accounted for the higher sales in 2003.  The increase in net sales at Carlisle FoodService was due to the acquisition of Flo-Pac Corporation in June 2003.  General Industry’s 2003 results included $3.5 million in plant closure and severance charges.

Cash Flow

Cash flow from operations of $116.9 million in 2003 was 48% below $225.9 million in 2002.  Accounts receivable at December 31, 2003 were $75 million above year end 2002, and account for most of the increase in working capital.  The increase in accounts receivable reflect the increased sales in the fourth quarter of 2003 and a $33 million reduction in the accounts receivable securitization program.  Cash used in investing activities of $72.1 million was above $55.3 million in 2002 and was primarily the result of the Flo-Pac acquisition in June 2003.  Capital expenditures of $42.2 million were 7% above $39.3 million in 2002.  Free cash flow (cash from operating activities, less dividends, capital expenditures and the effect of the Company’s securitization program) was $81.0 million in 2003 compared to free cash flow of $123.8 million in 2002.  The reduction in free cash flow reflects the impact of the increase in accounts receivable due to higher net sales in the fourth quarter 2003.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow (In Millions)	2003	2002
Net Cash Provided by Operating Activities	$116.9	$225.9
Dividends	(26.7)	(25.9)
Capital Expenditures	(42.2)	(39.3)
Accounts Receivable Securitization Program	33.0	(36.9)
Free Cash Flow	$81.0	$123.8

Backlog

The December 31, 2003 backlog of $419 million was 37% above last year’s backlog of $305 million and is 20% above the September 30, 2003 position of $350 million.  Most of the increase from 2002 was the result of higher backlog in the General Industry segment at Carlisle Process Systems.  The backlog at Carlisle Process Systems included a $70 million order received in December 2003.  Due to the nature of the orders at Carlisle Process Systems, backlog can include capital equipment orders for a period of twelve to twenty-four months.  Carlisle will realize income on these projects during 2004 and 2005.

Conference Call and Webcast

The company will discuss fourth quarter results on a conference call for investors on Thursday, February 5, 2004 at 11:00 a.m. EDT.  The call may be accessed live at http://www.carlisle.com/financials/webcast.html, or the taped call may be listened to at any time shortly following the live call at the same website location until February 19, 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the transportation, construction, commercial roofing, automotive, pharmaceutical, foodservice, data transmission, and specialty tire and wheel industries.

CONTACT:	Carol P. Lowe
Treasurer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

December 31, 2003

FINANCIAL RESULTS

(In millions, except per share data)

	2003	2002	% Change
Fourth Quarter
Net sales	$528.5	$463.9	14%
Net earnings	$18.7	$14.9	26%
Basic earnings per share	$0.61	$0.49	24%
Diluted earnings per share	$0.60	$0.48	25%

Full Year
Net sales	$2,108.2	$1,971.3	7%
Earnings before accounting change	88.9	72.4	23%
Change in accounting principle	—	(43.8)	100%
Net earnings	$88.9	$28.6	210%

Per share amounts before accounting change
Basic earnings per share	$2.90	$2.38	22%
Diluted earnings per share	$2.88	$2.37	22%

Per share amounts after accounting change
Basic earnings per share	$2.90	$0.94	209%
Diluted earnings per share	$2.88	$0.94	206%

Note: 2003 results included a $0.19 per diluted share charge related to plant closure and severance costs and a favorable $0.09 per diluted share reduction in the income tax rate from 34.5% in 2002 to 32.5% in 2003.

2003 SEGMENT FINANCIAL DATA

(In millions)

	2003			2002
Fourth Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$139.5	$7.8	5.6%	$133.0	$7.4	5.6%
Construction Materials	151.8	20.0	13.2%	128.2	18.0	14.0%
Automotive Components	51.4	0.7	1.4%	52.0	1.7	3.3%
Specialty Products*	29.9	1.8	6.0%	28.1	(1.4)	-5.0%
Transportation Products	29.3	1.1	3.8%	27.0	1.4	5.2%
General Industry*	126.6	4.4	3.5%	95.6	3.4	3.6%
Subtotal	$528.5	$35.8	6.8%	$463.9	$30.5	6.6%
Corporate	—	(5.2)		—	(3.4)
Total	$528.5	$30.6	5.8%	$463.9	$27.1	5.8%

	2003			2002
Full Year	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$631.2	$58.1	9.2%	$621.6	$54.2	8.7%
Construction Materials	579.4	77.2	13.3%	488.0	66.4	13.6%
Automotive Components	209.0	4.2	2.0%	235.8	12.5	5.3%
Specialty Products*	129.1	4.2	3.3%	121.9	(1.8)	-1.5%
Transportation Products	121.4	5.7	4.7%	119.6	6.0	5.0%
General Industry*	438.1	16.5	3.8%	384.4	11.2	2.9%
Subtotal	$2,108.2	$165.9	7.9%	$1,971.3	$148.5	7.5%
Corporate	—	(19.7)		—	(20.8)
Total	$2,108.2	$146.2	6.9%	$1,971.3	$127.7	6.5%

* A thermoset plastic molding operation, included in the General Industry segment in 2002, is now included in the Specialty Product segment to reflect changes in reporting responsibility and realignment of manufacturing processes. 2002 has been revised to reflect this change.

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended December 31

(In thousands except per share data)

	Fourth Quarter			Twelve Months
	2003	2002	% Change	2003	2002	% Change
Net sales	$528,540	$463,925	13.9%	$2,108,164	$1,971,280	6.9%
Cost and expenses:
Cost of goods sold	440,331	381,051	15.6%	1,732,654	1,611,805	7.5%
Selling and administrative expenses	53,609	52,537	2.0%	213,810	211,802	0.9%
Research and development expenses	5,734	4,676	22.6%	20,219	19,929	1.5%
Restructuring charges	—	—	—	—	—	—
Other (income) & expense, net	(1,845)	(1,407)	31.1%	(4,713)	93	5167.7%

Earnings before interest & income taxes	30,711	27,068	13.5%	146,194	127,651	14.5%

Interest expense, net	2,957	4,374	-32.4%	14,461	17,151	-15.7%

Earnings before income taxes	27,754	22,694	22.3%	131,733	110,500	19.2%

Income taxes	9,020	7,829	15.2%	42,813	38,122	12.3%

Income before cumulative effect of change in accounting principle	18,734	14,865	26.0%	88,920	72,378	22.9%
% of Net Sales	3.5%	3.2%		4.2%	3.7%

Cumulative effect on prior years (to 12/31/2001) of Goodwill Impairment per SFAS 142 net of taxes of $12,071	—	—		—	(43,753)

Net Income	$18,734	$14,865	26.0%	$88,920	$28,625	210.6%

Basic earnings per share
Income before cumulative effect of change in accounting principle	$0.61	$0.49	24.5%	$2.90	$2.38	21.8%
Cumulative effect of change in acct principle	—	—		—	(1.44)
Net Income	$0.61	$0.49	24.5%	$2.90	$0.94	208.5%

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$0.60	$0.48	25.0%	$2.88	$2.37	21.5%
Cumulative effect of change in acct principle	—	—		—	(1.43)
Net Income	$0.60	$0.48	25.0%	$2.88	$0.94	206.4%

Average shares outstanding (000’s) - basic	30,882	30,593		30,705	30,441
Average shares outstanding (000’s) - diluted	31,119	30,662		30,863	30,583

Dividends	$6,796	$6,577		$26,695	$25,887
Per share	$0.220	$0.215	2.3%	$0.870	$0.850	2.4%

CARLISLE COMPANIES INCORPORATED

Comparative Balance Sheet

As of December 31

(In thousands)

	2003	2002
Assets
Current Assets
Cash and cash equivalents	$26,848	$34,768
Receivables	218,819	143,782
Inventories	263,275	248,801
Prepaid expenses and other	75,439	67,044
Total current assets	584,381	494,395
Property, plant and equipment, net	454,285	447,986
Other assets	398,243	386,406
	$1,436,909	$1,328,787

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$7,505	$53,038
Accounts payable	177,962	148,607
Accrued expenses	153,881	135,504
Total current liabilities	339,348	337,149
Long-term debt	294,581	293,124
Other liabilities	171,055	145,438
Shareholders’ equity	631,925	553,076
	$1,436,909	$1,328,787

CARLISLE COMPANIES INCORPORATED

Comparative Consolidated Statement of Cash Flows

For the year ended December 31

(In thousands)

	2003	2002
Operating activities
Net income	$88,920	$28,625
Reconciliation of net earnings to cash flows:
Depreciation and amortization	60,366	56,994
Deferred taxes	8,755	17,723
Earnings on equity investments	(3,259)	(4,447)
Goodwill impairment, net of tax	—	43,753
Loss on property, equipment and business, net	595	1,598
Receivables under securitization program	(33,000)	36,903
Working capital	(2,904)	37,363
Other	(2,531)	7,385
Net cash provided by operating activities	116,942	225,897
Investing activities
Capital expenditures	(42,240)	(39,336)
Acquisitions, net of cash	(33,507)	(27,030)
Proceeds from sale of property, equipment and business	3,784	10,734
Other	(101)	335
Net cash used in investing activities	(72,064)	(55,297)
Financing activities
Net change in short-term debt and revolving credit lines	(45,638)	(151,852)
Proceeds from long-term debt	5,198	—
Reductions of long-term debt	(2,503)	(1,923)
Dividends	(26,695)	(25,887)
Treasury shares and stock options, net	16,812	9,880
Other	(882)	—
Net cash used in financing activities	(53,708)	(169,782)
Effect of exchange rate changes on cash	910	972
Change in cash and cash equivalents	(7,920)	1,790
Cash and cash equivalents
Beginning of period	34,768	32,978
End of period	$26,848	$34,768